Exhibit 99.1

BLUE RIDGE MOUNTAIN RESOURCES, INC.

WRITTEN CONSENT OF STOCKHOLDERS

IN LIEU OF MEETING

This Written Consent is solicited by the board of directors of Blue Ridge Mountain Resources, Inc., a Delaware corporation (“BRMR”). The board of directors of BRMR unanimously recommends that you consent IN FAVOR of each of the proposals set forth below (each a “Proposal” and, collectively, the “Proposals”).

Please execute and return this Written Consent no later than 5:00 p.m., Irving, Texas time, on January     , 2019, which is the date that BRMR has set as the targeted final date for the receipt of Written Consents. Your shares will be counted as consenting IN FAVOR of or AGAINST each of the Proposals as you indicate below. If you execute and return a Written Consent without indicating a specific choice with respect to either of the Proposals, your shares will be counted as consenting IN FAVOR of the Proposal(s) for which a specific choice is not indicated.

The undersigned, being a holder of record of shares of common stock, par value $0.01 per share, of BRMR as of the close of business on December     , 2018, acting by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware, hereby consents in writing as specified herein for each of the Proposals with respect to all of the shares of common stock of BRMR held of record by the undersigned.

The undersigned acknowledges receipt of the consent solicitation statement/information statement/prospectus, dated December     , 2018 (the “Prospectus”), which is part of the registration statement on Form S-4 (No. 333-227815) of Eclipse Resources Corporation, a Delaware corporation (“Eclipse”), and which more fully describes the Proposals.

1.

(a) Adoption of the Agreement and Plan of Merger, dated as of August 25, 2018, by and among Eclipse, Everest Merger Sub Inc., a wholly owned subsidiary of Eclipse (“Merger Sub”), and BRMR (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into BRMR (the “Merger”), with BRMR surviving the Merger as a direct wholly owned subsidiary of Eclipse; and (b) approval of the Merger and the other transactions contemplated by the Merger Agreement, all as described more fully in the Prospectus.

IN FAVOR    ☐                                          AGAINST    ☐

2.

Approval of the receipt by two executive officers of BRMR of certain payments (referred to in the Prospectus as the “BRMR 280G payments”) that they could receive as a result of the Merger and that, separately or in the aggregate, could be “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, as described more fully in the Prospectus.

IN FAVOR    ☐                                          AGAINST    ☐

IMPORTANT: PLEASE DATE AND SIGN THIS WRITTEN CONSENT BELOW. Please use the exact name in which your shares are registered. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian, corporate officer or other authorized representative of an entity, please give full title or capacity as such.

Please promptly complete, sign and date this Written Consent and return it by hand delivery or mail or by email of a .pdf copy to:

Blue Ridge Mountain Resources, Inc.

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

Attention: Frank E. Day, Vice President and Corporate Counsel

fday@brmresources.com

IF AN INDIVIDUAL:	IF AN ENTITY:

(print or type full name of stockholder)		(print or type full name of stockholder)

By:
(signature)		(signature of duly authorized person)

Name/Capacity:	Name:
(print or type full name of signing person)
(if signed on behalf of stockholder by a representative, print or type name and capacity of signing person)	Title:
(print or type full title of signing person)

Date:	Date: